Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2022

  Net income of $82.6 million, or $0.41 per diluted share, for the first quarter of 2022, compared to $73.6 million, or $0.35 per diluted share, for the fourth quarter of 2021. The net income for the first quarter of 2022 and fourth quarter 2021 included the following items:
    Provision for credit losses was a net benefit of $13.8 million ($8.6 million after-tax, or an increase of $0.07 per diluted share) for the first quarter of 2022, reflecting, among other things, continued positive long-term outlook of certain macroeconomic variables and their impact on qualitative reserves. The provision for credit losses for the fourth quarter of 2021 was a net benefit of $12.2 million ($7.6 million after-tax, or an increase of $0.06 per diluted share).
    Merger and restructuring costs of $1.9 million for the fourth quarter of 2021 ($1.2 million after-tax, or a decrease of $0.01 per diluted share) associated with the acquisition of Banco Santander Puerto Rico (“BSPR”).
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $111.8 million for the first quarter of 2022, compared to $104.9 million for the fourth quarter of 2021.
  Net interest income increased to $185.6 million for the first quarter of 2022, compared to $184.1 million for the fourth quarter of 2021.
  Net interest margin increased to 3.81% for the first quarter of 2022, compared to 3.61% for the fourth quarter of 2021. The increase was primarily due to lower U.S. agencies mortgage-backed securities (“MBS”) premium amortization, and a decrease in long-term debt and low-yielding cash balances.
  Non-interest income increased by $2.5 million to $32.9 million for the first quarter of 2022, compared to $30.4 million for the fourth quarter of 2021. The increase was mostly driven by seasonal contingent insurance commissions of $3.0 million recognized in the first quarter of 2022. The fourth quarter of 2021 included the collection of a $0.6 million insurance claim associated with a damaged property.
  Non-interest expenses decreased by $4.8 million to $106.7 million compared to $111.5 million for the fourth quarter of 2021. Total non-interest expenses for the fourth quarter of 2021 included $1.9 million of merger and restructuring costs. Adjusted for those costs, total non-interest expenses decreased by $2.9 million compared to the fourth quarter of 2021 driven by reductions in business promotion, professional service, and card processing expenses.
  Income tax expense was $43.0 million for the first quarter of 2022, compared to $41.6 million for the fourth quarter of 2021. The variance was primarily related to higher pre-tax income when compared to prior quarter, partially offset by a lower effective tax rate.
  Credit quality variances:
    Non-performing assets (“NPAs”) decreased by $1.6 million to $156.5 million as of March 31, 2022, compared to $158.1 million as of December 31, 2021. The decrease was driven by a $6.3 million reduction in nonaccrual residential mortgage loans, primarily reflecting payoffs and paydowns received during the first quarter of 2022, partially offset by increases of $2.1 million in nonaccrual commercial and construction loans, $2.0 million in the other real estate owned (“OREO”) portfolio, and $0.5 million in nonaccrual consumer loans.
    An annualized net charge-offs to average loans ratio of 0.24 % for the first quarter of 2022, compared to 0.26% for the fourth quarter of 2021.
  Total deposits, excluding brokered CDs and government deposits, increased by $55.0 million to $14.5 billion as of March 31, 2022. The increase was primarily related to higher balances in demand deposit accounts, mainly in the Puerto Rico region, partially offset by decreases in retail certificates of deposit (“CDs”) and saving deposit accounts balances.
  Government deposits decreased in the first quarter by $489.9 million and totaled $2.8 billion as of March 31, 2022, consisting of decreases of $436.0 million and $54.3 million in the Puerto Rico and Virgin Islands regions, respectively, partially offset by a slight increase of $0.4 million in the Florida region.
  Brokered CDs decreased by $14.6 million during the first quarter to $85.8 million as of March 31, 2022.
  Total loans increased in the first quarter by $29.8 million to $11.1 billion as of March 31, 2022. The variance consisted of increases of $88.1 million in consumer loans and $36.1 million in commercial and construction loans, partially offset by a $94.4 million decrease in residential mortgage loans. Excluding Small Business Administration Paycheck Protection Program (“SBA PPP”) loans, the growth in the commercial and construction loans portfolio was $91.4 million.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.1 billion in the first quarter of 2022, down $235.7 million compared to the fourth quarter of 2021. The decrease reflects a $230.7 million reduction in commercial and construction loan originations, primarily due to a lower dollar amount of refinancings and renewals completed in the first quarter of 2022.
  Liquidity levels have remained high with the ratio of cash and liquid securities to total assets at 26.5% as of March 31, 2022, compared to 27.0% as of December 31, 2021.
  During the first quarter of 2022, First BanCorp. completed its $300 million stock repurchase program by purchasing through open market transactions 3.4 million shares of its common stock for the $50 million remaining in the program.
  Capital ratios remained higher than required regulatory levels for bank holding companies and well-capitalized banks. Estimated total capital, common equity tier 1 capital (“CET1”), tier 1 capital, and leverage ratios of 20.44%, 17.71%, 17.71%, and 10.35%, respectively, as of March 31, 2022. The tangible common equity ratio was 8.63% as of March 31, 2022.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 28, 2022--First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $82.6 million, or $0.41 per diluted share, for the first quarter of 2022, compared to $73.6 million, or $0.35 per diluted share, for the fourth quarter of 2021, and $61.2 million, or $0.28 per diluted share, for the first quarter of 2021. Financial results for the first quarter of 2022 include a net benefit of $13.8 million ($8.6 million after-tax, or an increase of $0.07 per diluted share) recorded to the provision for credit losses, compared to a net benefit of $12.2 million ($7.6 million after-tax, or an increase of $0.06 per diluted share) for the fourth quarter of 2021. In addition, during the first quarter of 2022, the Corporation repurchased 3,409,697 shares of its common stock at a cost of approximately $50.0 million or $14.66 per share, completing the $300 million repurchase program authorized during 2021.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are pleased to announce another record quarter of exceptional results for our franchise as we continue to deliver sustainable value to our stakeholders. Net income for the quarter was $82.6 million or $0.41 per diluted share, up $9 million or 12% when compared to 4Q 2021, and pre-tax pre-provision income reached a record $111.8 million, up 7% when compared to 4Q 2021. Sequential increases in pre-tax pre-provision income over the last 5 quarters are partially attributed to our disciplined approach to execute on identified operational efficiencies related to the 2020 acquisition as well as additional business rationalization opportunities that have been identified during the integration process.

The economic backdrop continues to benefit franchise performance as stabilized asset quality and low delinquency rates, coupled with an improved long-term economic outlook, prompted the recognition of a provision benefit of $13.8 million during the quarter. Core deposits, net of government and brokered deposits, registered a slight increase of $55 million when compared to 4Q 2021 primarily related to higher balances in demand deposit accounts in the Puerto Rico region. Most importantly, we reached a loan growth inflection point during the quarter, with loan portfolio balances other than PPP loans up $85 million when compared to 4Q 2021. Excluding PPP loans, commercial and construction loan balances increased by $91 million and consumer loans were higher by $88 million when compared to 4Q 2021. Total loan originations, other than credit card utilization activity, were healthy at $1.1 billion although lower than 4Q 2021 originations primarily due to a lower dollar amount of commercial refinancing and renewals completed in the first quarter. We expect loan growth to accelerate during the year as loan pipelines begin to close and disaster recovery funds flow into the Puerto Rico economy.

We are deeply committed to continue improving the banking experience for our customers and enhancing our relationship with the communities we serve, while delivering value to our shareholders. Earlier this month, we continued evolving our corporate sustainability practices and disclosures by formally adopting an environmental, social, and governance (ESG) framework and publishing our inaugural ESG Report. This report highlights our ESG strategic path and community outreach efforts while standardizing our sustainability disclosures. Also, we continued to deliver innovative self-service solutions to our clients by deploying the new mobile Business Digital Banking application with remote deposit capture functionalities. This application allows commercial customers to perform transactions 24/7 in a safe and reliable digital environment.

Finally, during the quarter we completed our 2021 approved capital deployment plan by repurchasing 3.4 million shares of common stock through open market transactions amounting to approximately $50 million. In addition, we are very pleased to announce a new $350 million share repurchase program to be executed through the next four quarters and an increase in the quarterly dividend to $0.12 per share. We are steadfastly committed to preserving shareholder value while investing in our franchise and improving our competitive position in the markets we serve.”

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, adjusted non-interest expenses, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”), and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures, the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

SPECIAL ITEMS

The financial results for the fourth and first quarters of 2021 included the significant Special Items discussed below. The financial results for the first quarter of 2022 did not include any significant Special items.

Quarter ended December 31, 2021

- Merger and restructuring costs of $1.9 million ($1.2 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the fourth quarter were primarily related to certain branch consolidations completed during the first quarter of 2022.

Quarter ended March 31, 2021

- Merger and restructuring costs of $11.3 million ($7.0 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the first quarter of 2021 included approximately $4.8 million related to voluntary and involuntary employee separation programs implemented in the Puerto Rico region. In addition, merger and restructuring costs in the first quarter of 2021 included consulting fees, expenses related to system conversions and other integration related efforts, and accelerated depreciation charges related to planned closures and consolidation of branches in accordance with the Corporation’s integration and restructuring plan.

- Costs of $1.2 million ($0.8 million after-tax) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security measures.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $82.6 million for the first quarter of 2022, or $0.41 per diluted share, compared to $73.6 million for the fourth quarter of 2021, or $0.35 per diluted share. Adjusted net income was $74.8 million, or $0.36 per diluted share, for the fourth quarter of 2021. The following table shows the net income and earnings per diluted share for the first quarter of 2022 and reconciles for the fourth and first quarters of 2021 the net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above.

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands, except per share information)	March 31, 2022	December 31, 2021	March 31, 2021

Net income, as reported (GAAP)	$82,600	$73,639	$61,150
Adjustments:
Merger and restructuring costs	-	1,853	11,267
COVID-19 pandemic-related expenses	-	4	1,209
Income tax impact of adjustments (1)	-	(696)	(4,679)
Adjusted net income (Non-GAAP)	$82,600	$74,800	$68,947
Preferred stock dividends	-	(446)	(669)
Excess of redemption value over carrying value of Series A through E Preferred
Stock redeemed	-	(1,234)	-
Adjusted net income attributable to common stockholders (Non-GAAP)	$82,600	$73,120	$68,278

Weighted-average diluted shares outstanding	$199,537	204,705	$218,277

Earnings Per Share - diluted (GAAP)	$0.41	$0.35	$0.28

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.41	$0.36	$0.31

(1) See Basis of Presentation for the individual tax impact related to reconciling items.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $125.6 million for the first quarter or 2022, compared to $115.3 million for the fourth quarter of 2021. Adjusted pre-tax, pre-provision income was $111.8 million for the first quarter of 2022, compared to $104.9 million for the fourth quarter of 2021. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021

Income before income taxes	$125,625	$115,260	$112,735	$110,650	$89,172
Less: Provision for credit losses (benefit)	(13,802)	(12,209)	(12,082)	(26,155)	(15,252)
Add: COVID-19 pandemic-related expenses	-	4	640	1,105	1,209
Add: Merger and restructuring costs	-	1,853	2,268	11,047	11,267
Adjusted pre-tax, pre-provision income (1)	$111,823	$104,908	$103,561	$96,647	$86,396

Change from most recent prior quarter (amount)	$6,915	$1,347	$6,914	$10,251	$(437)
Change from most recent prior quarter (percentage)	6.6%	1.3%	7.2%	11.9%	-0.5%

(1) Non-GAAP financial measure. See Basis of Presentation below for definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net Interest Income
Interest income	$197,854	$198,435	$200,172	$201,459	$194,642
Interest expense	12,230	14,297	15,429	16,676	18,377

Net interest income	$185,624	$184,138	$184,743	$184,783	$176,265

Average Balances
Loans and leases	$11,106,855	$11,108,997	$11,223,926	$11,560,731	$11,768,266
Total securities, other short-term investments and interest-bearing cash balances	8,647,087	9,140,313	9,134,121	7,898,975	6,510,960
Average interest-earning assets	$19,753,942	$20,249,310	$20,358,047	$19,459,706	$18,279,226

Average interest-bearing liabilities	$11,211,780	$11,467,480	$11,718,557	$12,118,631	$11,815,179

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.06%	3.89%	3.90%	4.15%	4.32%
Average rate on interest-bearing liabilities - GAAP	0.44%	0.49%	0.52%	0.55%	0.63%
Net interest spread - GAAP	3.62%	3.40%	3.38%	3.60%	3.69%
Net interest margin - GAAP	3.81%	3.61%	3.60%	3.81%	3.91%

Net interest income amounted to $185.6 million for the first quarter of 2022, an increase of $1.5 million, compared to $184.1 million for the fourth quarter of 2021. The increase in net interest income was mainly due to:

  A $3.1 million increase in interest income on investment securities, primarily due to a decrease in the premium amortization expense related to lower actual and expected prepayments of US agencies MBS and higher reinvestment yields in the investment securities portfolio.
  A $2.1 million decrease in interest expense, primarily due to: (i) a $1.1 million reduction related to a decrease in long-term debt, including the effect associated with the repayment of a $100 million repurchase agreement that carried a cost of 2.26% and matured early in the first quarter of 2022 and the full quarter effect of the repayment of $120.0 million in Federal Home Loan Bank (“FHLB”) advances that carried an average cost of 2.65% and matured in the latter part of the fourth quarter of 2021, and (ii) a $1.0 million decrease in interest expense on deposits mainly associated with a reduction in the average cost of interest-bearing deposits, as time deposits continue to reprice at lower interest rates, the favorable effect of two fewer days in the first quarter which resulted in a decrease in interest expense of approximately $0.2 million, and a decrease in the average balance.

Partially offset by:

  A $2.0 million decrease in interest income on residential mortgage loans primarily due to a decrease of $107.6 million in the average balance of this portfolio.
  A $1.8 million decrease in interest income on commercial and construction loans, primarily due to: (i) a decrease of approximately $1.8 million in interest income from SBA PPP loans; and (ii) the adverse effect of two fewer days in the first quarter, which resulted in a decrease of approximately $1.4 million in interest income on these portfolios. These variances were partially offset by an increase of $72.4 million in the average balance of this portfolio, excluding PPP loans, which resulted in an increase in interest income of approximately $0.7 million, and $1.1 million collected on a nonaccrual commercial loan.

Net interest margin for the first quarter of 2022 increased to 3.81%, when compared to 3.61% for the fourth quarter of 2021. The improvement on the net interest margin was primarily attributable to higher yields on U.S. agencies MBS and debt securities favorably affected by both lower prepayments and higher reinvestment yields, as well as a reductions in the average balance of low-yielding cash balances as a result of the repayment of long-term debt such as matured FHLB advances and repurchase agreement, as noted above.

The first quarter results continue to reflect the effect of the reductions in the SBA PPP loans. Interest and earned deferred fees on SBA PPP loans in the first quarter of 2022 amounted to $3.2 million, compared to $5.0 million in the fourth quarter of 2021. As of March 31, 2022, SBA PPP loans, net of unearned fees of $5.1 million, totaled $89.7 million.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2022	2021	2021	2021	2021

Service charges on deposit accounts	$9,363	$9,502	$8,690	$8,788	$8,304
Mortgage banking activities	5,206	5,223	6,098	6,404	7,273
Other operating income	18,289	15,653	15,158	14,692	15,379
Non-interest income	$32,858	$30,378	$29,946	$29,884	$30,956

Non-interest income amounted to $32.9 million for the first quarter of 2022, compared to $30.4 million for the fourth quarter of 2021. The $2.5 million increase in non-interest income was mainly due to:

  A $3.1 million increase in insurance income, included as part of Other operating income in the table above, reflecting the effect of seasonal contingent commissions of $3.0 million recorded in the first quarter of 2022 based on the prior year’s production of insurance policies.

Partially offset by:

  The effect in the fourth quarter of 2021 of a $0.6 million gain, included as part of Other operating income in the table above, related to the settlement and collection of an insurance claim associated with a damaged property.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2022	2021	2021	2021	2021

Employees' compensation and benefits	$49,554	$49,681	$50,220	$49,714	$50,842
Occupancy and equipment	22,386	21,589	23,306	24,116	24,242
Deposit insurance premium	1,673	1,253	1,381	1,922	1,988
Other insurance and supervisory fees	2,235	2,127	2,249	2,360	2,362
Taxes, other than income taxes	5,018	5,138	5,238	5,576	6,199
Professional fees:
Collections, appraisals and other credit-related fees	909	874	1,451	1,080	1,310
Outsourcing technology services	6,905	7,909	8,878	11,946	12,373
Other professional fees	2,780	3,154	3,225	3,738	4,018
Credit and debit card processing expenses	4,121	5,523	5,573	6,795	4,278
Business promotion	3,463	5,794	3,370	3,225	2,970
Communications	2,151	2,268	2,250	2,407	2,462
Net (gain) loss on OREO operations	(720)	(1,631)	(2,288)	(139)	1,898
Merger and restructuring costs	0	1,853	2,268	11,047	11,267
Other	6,184	5,933	6,915	6,385	7,092
Total	$106,659	$111,465	$114,036	$130,172	$133,301

Non-interest expenses amounted to $106.7 million in the first quarter of 2022, a decrease of $4.8 million from $111.5 million in the fourth quarter of 2021. Included in non-interest expenses are the following Special Items:

  Merger and restructuring costs associated with the acquisition of BSPR of $1.9 million for the fourth quarter of 2021, which were mostly related to certain branch consolidations.

On a non-GAAP basis, adjusted non-interest expenses, excluding the effect of the Special Items mentioned above, amounted to $109.6 million for the fourth quarter of 2021. The $2.9 million decrease in the first quarter of 2022 in adjusted non-interest expenses reflects, among other things, the following significant variances:

  A $2.3 million decrease in business promotion expenses, mainly related to lower advertising and sponsorship expenses incurred during the quarter of approximately $1.7 million and a $0.6 million decrease in credit card loyalty reward program expense associated to lower historical trends of customer redemptions of such awards.
  A $1.4 million decrease in credit card and debit card processing expenses, primarily related to credit card networks expense incentive of $1.0 million received in the first quarter of 2022, and seasonally lower transaction volumes.
  A $1.0 million decrease in outsourcing technology service fees, mainly related to elimination of technology processing and data-related costs of the acquired BSPR operations.

Partially offset by:

  A $0.8 million increase in adjusted occupancy and equipment costs, mainly related to the effect in the fourth quarter of 2021 of a $0.6 million reversal of previously accrued expenses related to the resolution of a property tax contingency.
  A $0.9 million decrease in net gains on OREO operations mainly due to a $0.8 million decrease in net realized gains on sales of OREO properties.

The adjusted non-interest expense financial metric presented above is a non-GAAP financial measure. See Basis of Presentation for additional information and the reconciliation of total non-interest expense and certain non-interest expense components to adjusted total non-interest expense and certain adjusted non-interest expense components.

INCOME TAXES

The Corporation recorded an income tax expense of $43.0 million for the first quarter of 2022, compared to $41.6 million for the fourth quarter of 2021. The variance was primarily related to higher pre-tax income when compared to prior quarter.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, decreased to 32.9% compared to 33.9% for the fourth quarter of 2021, mostly attributable to a higher proportion of exempt to taxable income when compared to prior quarter. As of March 31, 2022, the Corporation had a deferred tax asset of $176.8 million, net of a valuation allowance of $147.0 million against the deferred tax assets. The Corporation’s banking subsidiary, FirstBank, had a deferred tax asset of $176.7 million net of a valuation allowance of $107.5 million.

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Nonaccrual loans held for investment:
Residential mortgage	$48,818	$55,127	$60,589	$121,695	$132,339
Commercial mortgage	26,576	25,337	26,812	27,242	28,548
Commercial and Industrial	18,129	17,135	18,990	18,835	19,128
Construction	2,543	2,664	6,093	6,175	6,378
Consumer and Finance leases	10,964	10,454	9,657	8,703	14,708
Total nonaccrual loans held for investment	107,030	110,717	122,141	182,650	201,101

OREO	42,894	40,848	43,798	66,586	79,207
Other repossessed property	3,823	3,687	3,550	3,470	4,544
Other assets (1)	2,727	2,850	2,894	2,928	-
Total non-performing assets (2)	$156,474	$158,102	$172,383	$255,634	$284,852

Past-due loans 90 days and still accruing (3)	$118,798	$115,448	$148,322	$144,262	$160,884
Nonaccrual loans held for investment to total loans held for investment	0.96%	1.00%	1.10%	1.60%	1.73%
Nonaccrual loans to total loans	0.96%	1.00%	1.09%	1.60%	1.72%
Non-performing assets to total assets	0.79%	0.76%	0.81%	1.20%	1.47%
(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.5 million, recorded on the Corporation's books at its fair value of $2.7 million.
(2)	Excludes purchased-credit deteriorated ("PCD") loans previously accounted under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted under ASC 310-30 as "units of account" both at the time of adoption of the current expected credit loss ("CECL") accounting standard on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of the CECL accounting standard and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021 amounted to $ 113.5 million, $117.5 million, $120.7 million, $125.2 million and $128.4 million respectively.
(3)	These include rebooked loans, which were previously pooled into Government National Mortgage Association ("GNMA") securities, amounting to $9.5 million (December 31, 2021 - $7.2 million; September 30, 2021 - $8.5 million; June 30, 2021 - $8.0 million; March 31, 2021 - $17.2 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $1.6 million to $156.5 million as of March 31, 2022, compared to $158.1 million as of December 31, 2021. Total nonaccrual loans held for investment decreased by $3.7 million to $107.0 million as of March 31, 2022, compared to $110.7 million as of December 31, 2021.

  The decrease in non-performing assets consisted of:

- A $6.3 million decrease in nonaccrual residential mortgage loans, mainly related to payoffs and paydowns received during the first quarter across all regions, including the payoff of an individual loan of approximately $1.3 million and foreclosures.

Partially offset by:

- A $2.1 million increase in nonaccrual commercial and construction loans mainly related to the inflow to nonaccrual status of two loans in the Puerto Rico region totaling $4.0 million, partially offset by collections and foreclosures.

- A $2.0 million increase in the OREO portfolio balance, mainly attributable to the foreclosure of residential properties in the Puerto Rico region.

- A $0.5 million increase in nonaccrual consumer loans, primarily auto loans. Notwithstanding, the ratio of nonaccrual consumer loans to total consumer loans continued to decrease by virtue of the underlying loan growth.

  Inflows to nonaccrual loans held for investment were $21.6 million, a $6.6 million increase compared to inflows of $15.0 million in the fourth quarter of 2021. Inflows to nonaccrual consumer loans were $11.8 million, an increase of $1.8 million compared to inflows of $10.0 million in the fourth quarter of 2021. Inflows to nonaccrual residential mortgage loans were $5.3 million in the first quarter of 2022, an increase of $1.7 million compared to inflows of $3.6 million in the fourth quarter of 2021. Inflows to nonaccrual commercial and construction loans were $4.5 million in the first quarter of 2022, an increase of $3.0 million compared to inflows of $1.5 million in the fourth quarter of 2021. See Early Delinquency below for additional information.
  Adversely classified commercial and construction loans decreased by $1.2 million to $176.1 million as of March 31, 2022, mostly driven by upgrades and principal reductions of several low balance individual loans partially offset by the downgrade of a commercial loan of approximately $2.9 million in the Puerto Rico region.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $404.7 million as of March 31, 2022, down $10.0 million from December 31, 2021. Approximately $354.0 million of total TDR loans held for investment were in accrual status as of March 31, 2022. These figures exclude $55.5 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory reporting instructions) amounted to $100.4 million as of March 31, 2022, an increase of $10.1 million, compared to $90.3 million as of December 31, 2021. The variances by major portfolio categories are as follows:

- Commercial and construction loans in early delinquency increased in the first quarter by $17.9 million to $24.6 million as of March 31, 2022 primarily as a result of the migration of five commercial and construction loans totaling $17.2 million that matured and are in the process of renewal but with respect to which the Corporation continues to receive interest and principal payments from the borrowers.

- Residential mortgage loans in early delinquency decreased by $2.1 million to $32.1 million as of March 31, 2022, and consumer loans in early delinquency decreased by $5.7 million to $43.7 million as of March 31, 2022.

Allowance for Credit Losses

The following table summarizes the activity of the allowance for credit losses (“ACL”) for on-balance sheet and off-balance sheet exposures during the first quarter of 2022 and fourth quarter of 2021:

	Quarter Ended March 31, 2022
	Loans and	Unfunded Loan	Held-to-Maturity	Availabe-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments	Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance	$269,030	$1,537	$8,571	$1,105	280,243
Provision for credit losses (benefit) expense	(16,989)	(178)	3,753	(388)	(13,802)
Net charge-offs	(6,594)	-	-	(6)	(6,600)
Allowance for credit losses, end of period	$245,447	$1,359 (1)	$12,324	$711	$259,841

(1) Included in accounts payable and other liabilities.

	Quarter Ended December 31, 2021
	Loans and	Unfunded Loan	Held-to-Maturity	Availabe-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments	Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance	$288,360	$1,759	$8,317	$1,157	$299,593
Provision for credit losses (benefit) expense	(12,241)	(222)	254	-	(12,209)
Net charge-offs	(7,089)	-	-	(52)	(7,141)
Allowance for credit losses, end of period	$269,030	$1,537 (1)	$8,571	$1,105	$280,243

(1) Included in accounts payable and other liabilities.

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

The following table sets forth information concerning the ACL for loans and finance leases during the periods indicated:

Quarter Ended
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
2022	2021	2021	2021	2021

Allowance for credit losses, beginning balance	$269,030	$288,360	$324,958	$358,936	$385,887
Provision for credit losses (benefit)	(16,989)	(12,241)	(8,734)	(26,302)	(14,443)
Net (charge-offs) recoveries of loans:
Residential mortgage	(1,146)	(988)	(23,450	)(1)	(1,987)	(2,092)
Commercial mortgage	7	(56)	(386)	(31)	(740)
Commercial and Industrial	745	(702)	327	5,809	(545)
Construction	8	12	35	38	(9)
Consumer and finance leases	(6,208)	(5,355)	(4,390)	(11,505)	(9,122)
Net charge-offs	(6,594)	(7,089)	(27,864)	(7,676)	(12,508)
Allowance for credit losses on loans and finance leases, end of period	$245,447	$269,030	$288,360	$324,958	$358,936

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.21%	2.43%	2.59%	2.85%	3.08%
Net charge-offs (annualized) to average loans outstanding during the period	0.24%	0.26%	0.99%	0.27%	0.43%
Provision for credit losses on loans and finance leases to net charge-offs during the period	-2.58	x	-1.73	x	-0.31	x	-3.43	x	-1.15	x

(1) Includes net charge-offs totaling $23.1 million associated with a bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables.
  As of March 31, 2022, the ACL for loans and finance leases was $245.4 million, down $23.6 million from December 31, 2021. The reduction of the ACL for commercial and construction loans was $22.3 million, reflecting, among other things, continued positive long-term outlook of macroeconomic variables and their impact on qualitative reserves, as a result of a reduced impact of the Omicron variant, particularly on loans in the hotel, transportation and entertainment industries. In addition, the ACL for residential mortgage loans decreased by $6.0 million in the first quarter, primarily due to the overall reduction in the size of this portfolio. The ACL for consumer loans increased by $4.8 million primarily reflecting the effect of the increase in the size of these portfolios, and to a certain extent, some increase in cumulative historical charge-off levels mostly related to the personal and credit card loan portfolio.
  The provision for credit losses on loans and finance leases was a net benefit of $17.0 million for the first quarter of 2022, compared to a net benefit of $12.2 million in the fourth quarter of 2021. The following table shows the breakdown of the provision for credit losses net benefit by portfolio for the first quarter of 2022 and fourth quarter of 2021:

	Quarter Ended March 31, 2022
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases (benefit) expense	$(4,871)	$(23,099)	$10,981	$(16,989)

	Quarter Ended December 31, 2021
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases (benefit) expense	$(7,401)	$(14,224)	$9,384	$(12,241)

- Provision for credit losses for the commercial and construction loan portfolio was a net benefit of $23.1 million for the first quarter of 2022, compared to a net benefit of $14.2 million in the fourth quarter of 2021. The net benefit recorded in the first quarter of 2022, reflects among other things, reductions in qualitative reserves mostly associated with a continued positive long-term outlook of forecasted macroeconomic variables, primarily in the commercial real estate price index, as a result of a reduced impact of the Omicron variant, particularly on loans in the hotel, transportation and entertainment industries, and to a lesser extent, improvements in updated financial information received from borrowers during the first quarter of 2022.

- Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $4.9 million for the first quarter of 2022, compared to a benefit of $7.4 million in the fourth quarter of 2021. The net benefit recorded for the first quarter of 2022 was primarily related to the overall decrease in the size of the residential mortgage portfolio and continued improvements in the long-term outlook of forecasted macroeconomic variables, such as the housing price index.

- Provision for credit losses for the consumer loans and finance leases portfolio was an expense of $11.0 million for the first quarter of 2022, compared to an expense of $9.4 million in the fourth quarter of 2021. The charges to the provision in the first quarter of 2022 were primarily related to the increase in the size of the auto and finance leases loan portfolios and an increase in cumulative historical charge-off levels related to the personal and credit card loans.

  The ratio of the ACL for loans and finance leases to total loans held for investment was 2.21% as of March 31, 2022, compared to 2.43% as of December 31, 2021. No ACL was allocated to SBA PPP loans since they are fully guaranteed. On a non-GAAP basis, excluding SBA PPP loans, the ratio of the ACL for loans and finance leases to adjusted total loans held for investment was 2.23% as of March 31, 2022, compared to 2.46% as of December 31, 2021. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 229% as of March 31, 2022, compared to 243% as of December 31, 2021.

The following table sets forth information concerning the composition of the Corporation’s ACL for loans and finance leases as of March 31, 2022 and December 31, 2021 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of March 31, 2022

Total loans held for investment:
Amortized cost	$2,891,699	$5,229,866	$2,976,140	$11,097,705
Allowance for credit losses on loans	68,820	68,764	107,863	245,447
Allowance for credit losses on loans to amortized cost	2.38%	1.31%	3.62%	2.21%

As of December 31, 2021

Total loans held for investment:
Amortized cost	$2,978,895	$5,193,719	$2,888,044	$11,060,658
Allowance for credit losses on loans	74,837	91,103	103,090	269,030
Allowance for credit losses on loans to amortized cost	2.51%	1.75%	3.57%	2.43%

Net Charge-Offs

The following table presents ratios of annualized net charge-offs (recoveries) to average loans held-in-portfolio:

	Quarter Ended
	March 31,	December 31,	September 30,		June 30,	March 31,
	2022	2021	2021		2021	2021

Residential mortgage	0.15%	0.13%	2.94%	(1)	0.24%	0.24%

Commercial mortgage	0.00%	0.01%	0.07%		0.01%	0.13%

Commercial and Industrial	-0.10%	0.10%	-0.04%		-0.74%	0.07%

Construction	-0.03%	-0.03%	-0.08%		-0.09%	0.02%

Consumer and finance leases	0.85%	0.75%	0.64%		1.72%	1.39%

Total loans	0.24%	0.26%	0.99%	(1)	0.27%	0.43%

(1) Includes net charge-offs totaling $23.1 million associated with a bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables. Excluding net charge-offs associated with the bulk sale, residential mortgage and total net charge-offs to related average loans for the third quarter of 2021 was 0.05% and 0.17%, respectively.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $6.6 million for the first quarter of 2022, or an annualized 0.24% of average loans, compared to $7.1 million, or an annualized 0.26% of average loans, in the fourth quarter of 2021. The decrease of $0.5 million in net charge-offs included the following:

  A $1.6 million decrease in commercial and construction loan net charge-offs related to a $0.9 million loan loss recovery recorded in connection with a nonaccrual commercial loan paid off during the first quarter.
  A $0.9 million increase in consumer loan net charge-offs, primarily reflecting increases in charge-offs taken on the auto, personal loans and finance leases portfolios.
  A $0.2 million increase in residential mortgage loan net charge-offs.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period during which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of March 31, 2022, the ACL for off-balance sheet credit exposures was $1.4 million, down $0.1 million from $1.5 million as of December 31, 2021.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of March 31, 2022, the held-to-maturity debt securities portfolio consisted of Puerto Rico municipal bonds. As of March 31, 2022, the ACL for held-to-maturity debt securities was $12.3 million compared to $8.6 million as of December 31, 2021.

Allowance for Credit Losses for Available-for-Sale Debt Securities

The ACL for available-for-sale debt securities was $0.7 million as of March 31, 2022, compared to $1.1 million as of December 31, 2021. The decrease on the ACL is mostly related to a continued positive long-term outlook of forecasted macroeconomic variables, such as unemployment and housing price index.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $19.9 billion as of March 31, 2022, down $856.2 million from December 31, 2021.

The following variances within the main components of total assets are noted:

  An $846.8 million decrease in cash and cash equivalents mainly attributable to a decline in government deposits, the deployment of cash balances into U.S. agencies MBS and debt securities, the repayment of a $100 million repurchase agreement, and the repurchase of 3.4 million shares of common stock for a total purchase price of $50.0 million.
  A $33.1 million decrease in investment securities, mainly driven by a $331.8 million decrease in the fair value of available-for-sale investment securities attributable to changes in market interest rates, and the prepayments of approximately $208.0 million of U.S agencies MBS, partially offset by purchases of U.S. agencies an MBS securities totaling $512.3 million during the first quarter.
  A $29.8 million increase in total loans. The increase consisted of a $45.7 million increase in the Puerto Rico region, partially offset by reductions of $10.1 million in the Virgin Island region, and $5.8 million in the Florida region. On a portfolio basis, the increase consisted of an $88.1 million increase in consumer loans, including a $96.4 million increase in auto loans and finance leases, and an increase of $36.1 million in commercial and construction loans, despite the decrease in PPP loans, partially offset by a reduction of $94.4 million in residential mortgage loans. Excluding the $55.3 million decrease in the carrying value of the SBA PPP loan portfolio, commercial and construction loans increased by $91.4 million, mainly reflecting the origination of nine commercial and construction loans totaling $157.6 million, partially offset by the repayment of three commercial and construction relationships totaling $62.8 million.

  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $1.1 billion in the first quarter of 2022, down $235.7 million compared to the fourth quarter of 2021, mainly driven by lower levels or refinancings and renewals. The decrease in total loan originations consisted of: (i) a $230.7 million decrease in commercial and construction loan originations; (ii) a $32.5 million decrease in residential mortgage loan originations, primarily in the Puerto Rico region, and (iii) a $27.5 million increase in consumer loan originations.

  Total loan originations in the Puerto Rico region amounted to $857.8 million in the first quarter of 2022, down $130.0 million when compared to $987.8 million in the fourth quarter of 2021. The $130.0 million decrease in total loan originations in the Puerto Rico region consisted of: (i) a $134.4 million decrease in commercial and construction loan originations, (ii) a $22.2 million decrease in residential mortgage loan originations; and (iii) an $26.6 million increase in consumer loan originations.

  Total loan originations in the Florida region amounted to $202.8 million in the first quarter of 2022, compared to $284.2 million in the fourth quarter of 2021. The decrease of $81.4 million in total loan originations in the Florida region consisted of a $74.1 million decrease in commercial and construction loan originations and a $7.4 million decrease in residential mortgage loan originations.

  Total loan originations in the Virgin Islands region amounted to $17.2 million in the first quarter of 2022, compared to $41.5 million in the fourth quarter of 2021. The decrease of $24.3 million in total loan originations consisted of (i) a $22.1 million decrease in commercial and construction loan originations and (ii) a $2.8 million decrease in residential mortgage loan originations and (iii) a $0.7 million increase in consumer loan originations.

Total liabilities were approximately $18.1 billion as of March 31, 2022, down $535.6 million from December 31, 2021.

The decrease in total liabilities was mainly due to:

  A $489.9 million decrease in government deposits, consisting of reductions of $436.0 million in the Puerto Rico region and $54.3 million in the Virgin Islands region, partially offset by an increase of $0.4 million in the Florida region. The decrease in the Puerto Rico region was primarily related to declines in balances of transactional accounts of public corporations and agencies of the central government. The decrease in the Virgin Islands region was driven by payments of tax refunds.
  A $100 million decrease related to the repayment at maturity of a repurchase agreement that carried a cost of 2.26%.

Total stockholders’ equity amounted to $1.8 billion as of March 31, 2022, a decrease of $320.7 million from December 31, 2021. The decrease was driven by a $331.8 million decline in Other Comprehensive Income (“OCI”) directly related to the change in value of available-for-sale investment due to changes in market interest rates. The decrease in total stockholder’s equity also reflects the effect of the repurchase of 3.4 million shares of common stock for a total purchase price of approximately $50.0 million, and the payment of $19.9 million in quarterly dividends to common stock shareholders. These variances were partially offset by earnings generated in the first quarter of 2022.

As of March 31, 2022, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 17.71%, 17.71%, 20.44%, and 10.35%, respectively, as of March 31, 2022, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.80%, 17.80%, 20.50%, and 10.14%, respectively, as of December 31, 2021.

Meanwhile, the estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 18.09%, 18.93%, 20.17%, and 11.07%, respectively, as of December 31, 2021, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 18.12%, 19.03%, 20.23%, and 10.85%, respectively, as of December 31, 2021

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 8.63% as of March 31, 2022, compared to 9.81% as of December 31, 2021. The decrease in tangible common equity is mostly related to the $331.8 million or $1.67 per share decrease in OCI.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the most comparable GAAP items:

(In thousands, except ratios and per share information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Tangible Equity:
Total equity - GAAP	$1,781,102	$2,101,767	$2,197,965	$2,204,955	$2,220,425
Preferred equity	-	-	(36,104)	(36,104)	(36,104)
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(873)	(1,198)	(1,992)	(2,855)	(3,768)
Core deposit intangible	(26,648)	(28,571)	(30,494)	(32,416)	(34,339)
Insurance customer relationship intangible	(127)	(165)	(203)	(241)	(280)

Tangible common equity	$1,714,843	$2,033,222	$2,090,561	$2,094,728	$2,107,323

Tangible Assets:
Total assets - GAAP	$19,929,037	$20,785,275	$21,256,154	$21,369,962	$19,413,734
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(873)	(1,198)	(1,992)	(2,855)	(3,768)
Core deposit intangible	(26,648)	(28,571)	(30,494)	(32,416)	(34,339)
Insurance customer relationship intangible	(127)	(165)	(203)	(241)	(280)

Tangible assets	$19,862,778	$20,716,730	$21,184,854	$21,295,839	$19,336,736

Common shares outstanding	198,701	201,827	206,496	210,649	218,629

Tangible common equity ratio	8.63%	9.81%	9.87%	9.84%	10.90%
Tangible book value per common share	$8.63	$10.07	$10.12	$9.94	$9.64

Exposure to Puerto Rico Government

As of March 31, 2022, the Corporation had $356.8 million of direct exposure to the Puerto Rico government, its municipalities and public corporations, compared to $360.1 million as of December 31, 2021. As of March 31, 2022, approximately $187.9 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $121.7 million consisted of municipal revenue or special obligation bonds. The Corporation’s total direct exposure to the Puerto Rico government also included $12.3 million in loans extended to an affiliate of a public corporation, $31.4 million in loans to an agency of the Puerto Rico central government, and obligations of the Puerto Rico government, specifically a residential pass-through MBS issued by the Puerto Rico Housing Finance Authority (“PRHFA”), at an amortized cost of $3.5 million (fair value of $2.7 million as of March 31, 2022), included as part of the Corporation’s available-for-sale investment securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $0.8 million as of March 31, 2022, of which $0.3 million is due to credit deterioration and was charged against earnings through an ACL during 2020.

The aforementioned exposure to municipalities in Puerto Rico included $178.1 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities. As of March 31, 2022, the ACL for these securities was $12.3 million, compared to $8.5 million as of December 31, 2021.

As of March 31, 2022, the Corporation had $2.3 billion of public sector deposits in Puerto Rico, compared to $2.7 billion as of December 31, 2021. Approximately 22% of the public sector deposits as of March 31, 2022, was from municipalities and municipal agencies in Puerto Rico and 78% was from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Thursday, April 28, 2022, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: fbpinvestor.com or through a dial-in telephone number at (844) 200-6205 or (929) 526–1599 for international callers. The participant access code is 130691. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp.’s website, fbpinvestor.com, until April 28, 2023. A telephone replay will be available one hour after the end of the conference call through May 28, 2022 at (929) 458-6194 or (866) 813-9403 for international callers. The replay access code is 057441.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: uncertainties relating to the impact of the COVID-19 pandemic, including new variants and mutations of the virus, such as the Omicron variant, and the efficacy and acceptance of various vaccines and treatments for the disease, on the Corporation’s business, operations, employees, credit quality, financial condition and net income, including because of uncertainties as to the extent and duration of the pandemic and the impact of the pandemic on consumer spending, borrowing and saving habits, the underemployment and unemployment rates, which can adversely affect repayment patterns, the Puerto Rico economy and the global economy, as well as the risk that the COVID-19 pandemic may exacerbate any other factor that could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements; risks related to the effect on the Corporation and its customers of governmental, regulatory, or central bank responses to the COVID-19 pandemic and the Corporation’s participation in any such responses or programs, such as the SBA PPP established by the CARES Act of 2020, including any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; risks, uncertainties and other factors related to the Corporation’s acquisition of BSPR, including the risk that the Corporation may not realize, either fully or on a timely basis, the cost savings and any other synergies from the acquisition that the Corporation expected, because of deposit attrition, customer loss and/or revenue loss as a result of unexpected factors or events, including those that are outside of our control; uncertainty as to the ultimate outcome of the recently approved Puerto Rico’s debt restructuring plan (“Plan of Adjustment” or “PoA”) and its 2022 fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; the impact that a resumption of the slowing economy and increased unemployment or underemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; uncertainty as to the availability of wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances and brokered CD; the effect of a resumption of deteriorating economic conditions in the real estate markets and the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which may contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for credit losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the continuing impact of the COVID-19 pandemic on forecasts of economic variables considered for the determination of the ACL required by the CECL accounting standard; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; the impact of rising interest rates and inflation on the Corporation, including a decrease in demand for new mortgage loan originations and refinancings and increased competition for borrowers, which would have an impact the Corporation’s margins and have an adverse impact on origination volumes and financial performance; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, including as a result of the COVID-19 pandemic, which may further reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the effect of changes in the interest rate environment, including the cessation of the London Interbank Offered Rate, which could adversely affect the Corporation’s results of operations, cash flows, and liquidity; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s available-for-sale securities portfolio uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking” and identity theft, and the occurrence of any of which may result in misuse or misappropriation of confidential or proprietary information and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions, such as the BSPR acquisition, and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions, including as a result of the COVID-19 pandemic; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes it to be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management uses and believe that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics, such as the COVID-19 pandemic in 2020 and 2021. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as merger and restructuring costs in connection with the acquisition of BSPR and related integration and restructuring efforts, and costs incurred in connection with the COVID-19 pandemic response efforts, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the first quarter of 2022 and the fourth and first quarters of 2021. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net Interest Income
Interest income - GAAP	$197,854	$198,435	$194,642
Unrealized (gain) loss on derivative instruments	(15)	(2)	(25)
Interest income excluding valuations	197,839	198,433	194,617
Tax-equivalent adjustment	7,219	6,208	4,552
Interest income on a tax-equivalent basis and excluding valuations	$205,058	$204,641	$199,169

Interest expense - GAAP	12,230	14,297	18,377

Net interest income - GAAP	$185,624	$184,138	$176,265

Net interest income excluding valuations	$185,609	$184,136	$176,240

Net interest income on a tax-equivalent basis and excluding valuations	$192,828	$190,344	$180,792

Average Balances
Loans and leases	$11,106,855	$11,108,997	$11,768,266
Total securities, other short-term investments and interest-bearing cash balances	8,647,087	9,140,313	6,510,960
Average interest-earning assets	$19,753,942	$20,249,310	$18,279,226

Average interest-bearing liabilities	$11,211,780	$11,467,480	$11,815,179

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.06%	3.89%	4.32%
Average rate on interest-bearing liabilities - GAAP	0.44%	0.49%	0.63%
Net interest spread - GAAP	3.62%	3.40%	3.69%
Net interest margin - GAAP	3.81%	3.61%	3.91%

Average yield on interest-earning assets excluding valuations	4.06%	3.89%	4.32%
Average rate on interest-bearing liabilities excluding valuations	0.44%	0.49%	0.63%
Net interest spread excluding valuations	3.62%	3.40%	3.69%
Net interest margin excluding valuations	3.81%	3.61%	3.91%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.21%	4.01%	4.42%
Average rate on interest-bearing liabilities excluding valuations	0.44%	0.49%	0.63%
Net interest spread on a tax-equivalent basis and excluding valuations	3.77%	3.52%	3.79%
Net interest margin on a tax-equivalent basis and excluding valuations	3.96%	3.73%	4.01%

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income and non-interest expenses, and the components of each, to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

  Adjusted net income – The adjusted net income amounts for the fourth and the first quarter of 2021 reflect the following exclusions:
    Merger and restructuring costs of $1.9 million, and $11.3 million recorded in the fourth quarter of 2021, and first quarter of 2021, respectively, related to transaction costs and restructuring initiatives in connection with the acquisition of BSPR.
    COVID-19 pandemic-related expenses of $4 thousand, and $1.2 million in the fourth quarter of 2021, and first quarter of 2021, respectively.
    The tax-related effects of all of the pre-tax items mentioned in the above bullets as follows:
      Tax benefit of $0.7 million, and $4.2 million in the fourth quarter of 2021, and first quarter of 2021, respectively, related to merger and restructuring costs in connection with the acquisition of BSPR (calculated based on the statutory tax rate of 37.5%).
      Tax benefit of $2 thousand, and $0.5 million in the fourth and first quarters of 2021, respectively, in connection with COVID-19 pandemic-related expenses (calculated based on the statutory tax rate of 37.5%).
  Adjusted non-interest expenses – The following table reconcile for the fourth quarter of 2021 the non-interest expenses to adjusted non-interest expenses, which is a non-GAAP financial measure that excludes the relevant Special Items identified above:
Fourth Quarter 2021	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic- Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$111,465	$1,853	$4	$109,608
Employees' compensation and benefits	49,681	-	20	49,661
Occupancy and equipment	21,589	-	(6)	21,595
Business promotion	5,794	-	-	5,794
Professional service fees	11,937	-	-	11,937
Taxes, other than income taxes	5,138	-	(10)	5,148
Insurance and supervisory fees	3,380	-	-	3,380
Net gain on other real estate owned operations	(1,631)	-	-	(1,631)
Merger and restructuring costs	1,853	1,853	-	-
Other non-interest expenses	13,724	-	-	13,724

  ACL on loans and finance leases to adjusted total loans held for investment ratio - The following table reconciles the ratio of the ACL on loans and finance leases to adjusted total loans held for investment, excluding SBA PPP loans, as of March 31, 2022 and December 31, 2021:
	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of March 31, 2022

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$245,447	$11,097,705
Less:
SBA PPP loans	-	89,723
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$245,447	$11,007,982

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	2.21%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	2.23%

	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of December 31, 2021

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$269,030	$11,060,658
Less:
SBA PPP loans	-	145,019
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$269,030	$10,915,639

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	2.43%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	2.46%

Management believes that the presentation of adjusted net income, adjusted non-interest expenses and adjustments to the various components of non-interest expenses, and the ratio of allowance for credit losses to adjusted total loans held for investment enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	March 31,	December 31,
(In thousands, except for share information)	2022	2021
ASSETS

Cash and due from banks	$1,694,066	$2,540,376

Money market investments:
Time deposits with other financial institutions	300	300
Other short-term investments	1,883	2,382
Total money market investments	2,183	2,682

Investment securities available for sale, at fair value (allowance for credit losses of $711 as of March 31, 2022; $1,105 as of December 31, 2021)	6,424,660	6,453,761

Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $12,324 as of March 31, 2022 and $8,571 as of December 31, 2021	165,735	169,562

Equity securities	32,014	32,169

Total investment securities	6,622,409	6,655,492

Loans, net of allowance for credit losses of $245,447
(December 31, 2021 - $269,030)	10,852,258	10,791,628
Loans held for sale, at lower of cost or market	27,905	35,155
Total loans, net	10,880,163	10,826,783

Premises and equipment, net	145,850	146,417
Other real estate owned	42,894	40,848
Accrued interest receivable on loans and investments	57,425	61,507
Due from customers on acceptances
Deferred tax asset, net	176,775	208,482
Goodwill	38,611	38,611
Intangible assets	27,648	29,934
Other assets	241,013	234,143
Total assets	$19,929,037	$20,785,275

LIABILITIES

Deposits:
Non-interest-bearing deposits	$6,344,385	$7,027,513
Interest-bearing deposits	10,991,018	10,757,381
Total deposits	17,335,403	17,784,894
Securities sold under agreements to repurchase	200,000	300,000
Advances from the Federal Home Loan Bank (FHLB)	200,000	200,000
Notes payable		-
Other borrowings	183,762	183,762
Accounts payable and other liabilities	228,770	214,852
Total liabilities	18,147,935	18,683,508

STOCKHOLDERS' EQUITY

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 223,663,116 shares	22,366	22,366
Less: Treasury stock (at par value)	(2,496)	(2,183)
Common stock outstanding, 198,700,871 shares outstanding
(December 31, 2021 - 201,826,505 shares outstanding)	19,870	20,183
Additional paid-in capital	687,070	738,288
Retained earnings	1,489,995	1,427,295
Accumulated other comprehensive loss	(415,833)	(83,999)
Total stockholders' equity	1,781,102	2,101,767
Total liabilities and stockholders' equity	$19,929,037	$20,785,275

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2022	2021	2021

Net interest income:
Interest income	$197,854	$198,435	$194,642
Interest expense	12,230	14,297	18,377
Net interest income	185,624	184,138	176,265
Provision for credit losses (benefit) expense:
Loans	(16,989)	(12,241)	(14,443)
Unfunded loan commitments	(178)	(222)	(706)
Debt securities	3,365	254	(103)
Provision for credit losses (benefit)	(13,802)	(12,209)	(15,252)
Net interest income after provision for credit losses	199,426	196,347	191,517

Non-interest income:
Service charges on deposit accounts	9,363	9,502	8,304
Mortgage banking activities	5,206	5,223	7,273
Other non-interest income	18,289	15,653	15,379
Total non-interest income	32,858	30,378	30,956

Non-interest expenses:
Employees' compensation and benefits	49,554	49,681	50,842
Occupancy and equipment	22,386	21,589	24,242
Business promotion	3,463	5,794	2,970
Professional service fees	10,594	11,937	17,701
Taxes, other than income taxes	5,018	5,138	6,199
Insurance and supervisory fees	3,908	3,380	4,350
Net (gain) loss on other real estate owned operations	(720)	(1,631)	1,898
Merger and restructuring costs	-	1,853	11,267
Other non-interest expenses	12,456	13,724	13,832
Total non-interest expenses	106,659	111,465	133,301

Income before income taxes	125,625	115,260	89,172
Income tax expense	(43,025)	(41,621)	(28,022)

Net income	$82,600	$73,639	$61,150

Net income attributable to common stockholders	$82,600	$71,959	$60,481

Earnings per common share:

Basic	$0.42	$0.35	$0.28
Diluted	$0.41	$0.35	$0.28

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Condensed Income Statements:
Total interest income	$197,854	$198,435	$194,642
Total interest expense	12,230	14,297	18,377
Net interest income	185,624	184,138	176,265
Provision for credit losses (benefit)	(13,802)	(12,209)	(15,252)
Non-interest income	32,858	30,378	30,956
Non-interest expenses	106,659	111,465	133,301
Income before income taxes	125,625	115,259	89,172
Income tax expense	(43,025)	(41,621)	(28,022)
Net income	82,600	73,639	61,150
Net income attributable to common stockholders	82,600	71,959	60,481

Per Common Share Results:
Net earnings per share - basic	$0.42	$0.35	$0.28
Net earnings per share - diluted	$0.41	$0.35	$0.28
Cash dividends declared	$0.10	$0.10	$0.07
Average shares outstanding	198,130	203,344	217,033
Average shares outstanding diluted	199,537	204,705	218,277
Book value per common share	$8.96	$10.41	$9.99
Tangible book value per common share (1)	$8.63	$10.07	$9.64

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.65	1.40	1.30
Interest Rate Spread (2)	3.77	3.52	3.79
Net Interest Margin (2)	3.96	3.73	4.01
Return on Average Total Equity	16.64	13.40	10.82
Return on Average Common Equity	16.64	13.24	10.88
Average Total Equity to Average Total Assets	9.94	10.46	120.05
Total capital	20.44	20.50	20.73
Common equity Tier 1 capital	17.71	17.80	17.68
Tier 1 capital	17.71	17.80	17.99
Leverage	10.35	10.14	11.36
Tangible common equity ratio (1)	8.63	9.81	10.90
Dividend payout ratio	23.81	28.26	25.12
Efficiency ratio (3)	48.82	51.96	64.33

Asset Quality:
Allowance for credit losses on loans and finance leases to loans held for investment	2.21	2.43	3.08
Net charge-offs (annualized) to average loans	0.24	0.26	0.43
(Provision for credit losses for loans and finance leases to net charge-offs)	-257.64	-172.67	-115.47
Non-performing assets to total assets	0.79	0.76	1.47
Nonaccrual loans held for investment to total loans held for investment	0.96	1.00	1.73
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment	229.33	242.99	178.49
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment, excluding residential real estate loans	421.64	483.95	522.00

Other Information:
Common Stock Price: End of period	$13.12	$13.78	$11.26
_____________________________________________________________
1-	Non-GAAP financial measure. See page 17 for GAAP to Non-GAAP reconciliations.
2-	On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 21 for GAAP to Non-GAAP reconciliations and refer to discussion in Table 2 below.
3-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2022	2021	2021	2022	2021	2021	2022	2021	2021

Interest-earning assets:
Money market & other short-term investments	$1,835,766	$2,350,719	$1,428,038	$820	$912	$349	0.18%	0.15%	0.10%
Government obligations (2)	2,736,095	2,585,069	1,439,872	8,232	7,431	5,974	1.22%	1.14%	1.68%
Mortgage-backed securities	4,041,975	4,166,861	3,604,584	19,420	15,986	9,730	1.95%	1.52%	1.09%
FHLB stock	21,465	26,103	31,228	287	300	401	5.42%	4.56%	5.21%
Other investments	11,786	11,561	7,238	21	16	9	0.72%	0.53%	0.50%
Total investments (3)	8,647,087	9,140,313	6,510,960	28,780	24,645	16,463	1.35%	1.07%	1.03%
Residential mortgage loans	2,961,456	3,069,075	3,493,822	40,687	42,633	45,586	5.57%	5.51%	5.29%
Construction loans	114,732	165,067	212,676	1,524	2,236	3,244	5.39%	5.37%	6.19%
C&I and commercial mortgage loans	5,103,870	5,028,753	5,431,614	62,004	63,202	66,269	4.93%	4.99%	4.95%
Finance leases	588,200	561,423	481,995	10,912	10,395	8,870	7.52%	7.35%	7.46%
Consumer loans	2,338,597	2,284,679	2,148,159	61,151	61,530	58,737	10.60%	10.68%	11.09%
Total loans (4) (5)	11,106,855	11,108,997	11,768,266	176,278	179,996	182,706	6.44%	6.43%	6.30%
Total interest-earning assets	$19,753,942	$20,249,310	$18,279,226	$205,058	$204,641	$199,169	4.21%	4.01%	4.42%

Interest-bearing liabilities:
Brokered CDs	$91,713	$106,275	$188,949	$477	$561	$989	2.11%	2.09%	2.12%
Other interest-bearing deposits	10,495,194	10,573,790	10,702,468	7,175	8,115	11,353	0.28%	0.30%	0.43%
Other borrowed funds	424,873	485,676	483,762	3,515	3,850	3,572	3.36%	3.15%	2.99%
FHLB advances	200,000	301,739	440,000	1,063	1,771	2,463	2.16%	2.33%	2.27%
Total interest-bearing liabilities	$11,211,780	$11,467,480	$11,815,179	$12,230	$14,297	$18,377	0.44%	0.49%	0.63%
Net interest income				$192,828	$190,344	$180,792
Interest rate spread							3.77%	3.52%	3.79%
Net interest margin							3.96%	3.73%	4.01%
_____________________________________________________________
1-	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 21 for GAAP to Non-GAAP reconciliations.
2-	Government obligations include debt issued by government-sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of non-performing loans.
5-	Interest income on loans includes $2.6 million, $2.7 million and $2.6 million for the quarters ended March 31,2022, December 31, 2021, and March 31, 2021, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Non-Interest Income

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2022	2021	2021

Service charges on deposit accounts	$9,363	$9,502	$8,304
Mortgage banking activities	5,206	5,223	7,273
Insurance income	5,275	2,170	5,241
Other operating income	13,014	13,483	10,138

Total	$32,858	$30,378	$30,956

Table 4 - Non-Interest Expenses
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2022	2021	2021

Employees' compensation and benefits	$49,554	$49,681	$50,842
Occupancy and equipment	22,386	21,589	24,242
Deposit insurance premium	1,673	1,253	1,988
Other insurance and supervisory fees	2,235	2,127	2,362
Taxes, other than income taxes	5,018	5,138	6,199
Collections, appraisals and other credit related fees	909	874	1,310
Outsourcing technology services	6,905	7,909	12,373
Other professional fees	2,780	3,154	4,018
Credit and debit card processing expenses	4,121	5,523	4,278
Business promotion	3,463	5,794	2,970
Communications	2,151	2,268	2,462
Net (gain) loss on OREO operations	(720)	(1,631)	1,898
Merger and restructuring costs	-	1,853	11,267
Other	6,184	5,933	7,092
Total	$106,659	$111,465	$133,301

Table 5 – Selected Balance Sheet Data

(In thousands)	As of
	March 31,	December 31,
	2022	2021
Balance Sheet Data:
Loans, including loans held for sale	$11,125,610	$11,095,813
Allowance for credit losses for loans and finance leases	245,447	269,030
Money market and investment securities, net of allowance for credit losses for debt securities	6,624,592	6,658,174
Intangible assets	66,259	68,545
Deferred tax asset, net	176,775	208,482
Total assets	19,929,037	20,785,275
Deposits	17,335,403	17,784,894
Borrowings	583,762	683,762
Total common equity	2,196,935	2,185,766
Accumulated other comprehensive loss, net of tax	(415,833)	(83,999)
Total equity	1,781,102	2,101,767
Table 6 – Loan Portfolio Composition of the loan portfolio including loans held for sale, at period-end.

(In thousands)	As of
	March 31,	December 31,
	2022	2021

Residential mortgage loans	$2,891,699	$2,978,895

Commercial loans:
Construction loans	111,908	138,999
Commercial mortgage loans	2,237,702	2,167,469
Commercial and Industrial loans	2,880,256	2,887,251
Commercial loans	5,229,866	5,193,719

Finance leases	606,266	575,005

Consumer loans	2,369,874	2,313,039
Loans held for investment	11,097,705	11,060,658
Loans held for sale	27,905	35,155
Total loans	$11,125,610	$11,095,813

Table 7 – Loan Portfolio by Geography

(In thousands)	As of March 31, 2022
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,305,461	$181,632	$404,606	$2,891,699

Commercial loans:
Construction loans	41,176	4,244	66,488	111,908
Commercial mortgage loans	1,667,028	66,829	503,845	2,237,702
Commercial and Industrial loans	1,851,527	75,399	953,330	2,880,256
Commercial loans	3,559,731	146,472	1,523,663	5,229,866

Finance leases	606,266	-	-	606,266

Consumer loans	2,302,480	53,253	14,141	2,369,874
Loans held for investment	8,773,938	381,357	1,942,410	11,097,705

Loans held for sale	27,151	232	522	27,905
Total loans	$8,801,089	$381,589	$1,942,932	$11,125,610

(In thousands)	As of December 31, 2021
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,361,322	$188,251	$429,322	$2,978,895

Commercial loans:
Construction loans	38,789	4,344	95,866	138,999
Commercial mortgage loans	1,635,137	67,094	465,238	2,167,469
Commercial and Industrial loans	1,867,082	79,515	940,654	2,887,251
Commercial loans	3,541,008	150,953	1,501,758	5,193,719

Finance leases	575,005	-	-	575,005

Consumer loans	2,245,097	52,282	15,660	2,313,039
Loans held for investment	8,722,432	391,486	1,946,740	11,060,658

Loans held for sale	33,002	177	1,976	35,155
Total loans	$8,755,434	$391,663	$1,948,716	$11,095,813

Table 8 – Non-Performing Assets

	As of
(Dollars in thousands)	March 31,	December 31,
	2022	2021
Nonaccrual loans held for investment:
Residential mortgage	$48,818	$55,127
Commercial mortgage	26,576	25,337
Commercial and Industrial	18,129	17,135
Construction	2,543	2,664
Consumer and Finance leases	10,964	10,454
Total nonaccrual loans held for investment	107,030	110,717

OREO	42,894	40,848
Other repossessed property	3,823	3,687
Other assets (1)	2,727	2,850
Total non-performing assets (2)	$156,474	$158,102

Past-due loans 90 days and still accruing (3)	$118,798	$115,448
Allowance for credit losses on loans	$245,447	$269,030
Allowance for credit losses on loans to total nonaccrual loans held for investment	229.33%	242.99%
Allowance for credit losses on loans to total nonaccrual loans held for investment, excluding residential real estate loans	421.64%	483.95%
___________________________________________________________
(1)

Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.5 million, recorded on the Corporation's books at its fair value of $2.7 million.

(2)

Excludes PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of CECL and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of March 31,2022, and December 31, 2021, amounted to $113.5 million, and $117.5 million, respectively.

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $9.5 million (December 31, 2021 - $7.2 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 9 – Non-Performing Assets by Geography

	As of
(In thousands)	March 31,	December 31,
	2022	2021
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$36,348	$39,256
Commercial mortgage	16,861	15,503
Commercial and Industrial	15,582	14,708
Construction	1,119	1,198
Finance leases	960	866
Consumer	9,683	9,311
Total nonaccrual loans held for investment	80,553	80,842

OREO	39,124	36,750
Other repossessed property	3,654	3,456
Other assets (1)	2,727	2,850
Total non-performing assets (2)	$126,058	$123,898
Past-due loans 90 days and still accruing (3)	$115,029	$114,001

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$6,851	$8,719
Commercial mortgage	9,715	9,834
Commercial and Industrial	1,623	1,476
Construction	1,424	1,466
Consumer	168	144
Total nonaccrual loans held for investment	19,781	21,639

OREO	3,770	3,450
Other repossessed property	107	187
Total non-performing assets	$23,658	$25,276
Past-due loans 90 days and still accruing	$3,638	$1,265

United States:
Nonaccrual loans held for investment:
Residential mortgage	$5,619	$7,152
Commercial and Industrial	924	951
Consumer	153	133
Total nonaccrual loans held for investment	6,696	8,236

OREO	-	648
Other repossessed property	62	44
Total non-performing assets	$6,758	$8,928
Past-due loans 90 days and still accruing	$131	$182
___________________________________________________________
(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.5 million, recorded on the Corporation's books at its fair value of $2.7 million.
(2)	Excludes PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of CECL and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of March 31,2022, and December 31, 2021, amounted to $113.5 million, and $117.5 million, respectively.
(3)	These include rebooked loans, which were previously pooled into GNMA securities, amounting to $9.5 million (December 31, 2021 - $7.2 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 10 – Allowance for Credit Losses for Loans and Finance Leases

Quarter Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
2022	2021	2021

Allowance for credit losses on loans and finance leases, beginning balance	$269,030	$288,360	$385,887
Provision for credit losses on loans and finance leases (benefit)	(16,989)	(12,241)	(14,443)
Net (charge-offs) recoveries of loans:
Residential mortgage	(1,146)	(988)	(2,092)
Commercial mortgage	7	(56)	(740)
Commercial and Industrial	745	(702)	(545)
Construction	8	12	(9)
Consumer and finance leases	(6,208)	(5,355)	(9,122)
Net charge-offs	(6,594)	(7,089)	(12,508)
Allowance for credit losses on loans and finance leases, end of period	$245,447	$269,030	$358,936

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.21%	2.43%	3.08%
Net charge-offs (annualized) to average loans outstanding during the period	0.24%	0.26%	0.43%
Provision for credit losses on loans and finance leases to net charge-offs during the period	-2.58	x	-1.73	x	-1.15	x
Table 11 – Net Charge-Offs to Average Loans

	Quarter Ended	Year Ended
	March 31, 2022	December 31,		December 31,	December 31,	December 31,
	(annualized)	2021		2020	2019	2018

Residential mortgage	0.15%	0.87%	(1)	0.30%	0.66%	0.67%

Commercial mortgage	0.00%	0.00%		0.08%	0.97%	1.03%

Commercial and Industrial	-0.10%	-0.16%		0.02%	0.16%	0.38%

Construction	-0.03%	-0.04%		-0.06%	-0.28%	6.75%

Consumer and finance leases	0.85%	1.11%		1.53%	2.05%	2.31%

Total loans	0.24%	0.48%	(1)	0.48%	0.91%	1.09%
___________________________________________________________
(1)	Includes net charge-offs totaling $23.1 million associated with a bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables. Excluding net charge-offs associated with the bulk sale, residential mortgage and total net charge-offs to related average loans for the third quarter of 2021 was 0.05% and 0.17%, respectively.

Contacts

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179